UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2007

Radian Group Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11356	23-2691170
(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of principal executive offices)	(Zip Code)

(215) 231-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.	Material Impairments.

On August 2, 2007, Radian Group Inc. (“Radian”) filed a Current Report on Form 8-K (the “Impairment 8-K”) stating that a material charge for impairment of its investment in Credit-Based Asset Servicing and Securitization LLC (“C-BASS”), a less than 50% owned unconsolidated investment, was required under accounting principles generally accepted in the United States of America. At the time of the filing of the Impairment 8-K, Radian was unable to determine an estimate of the amount or range of amounts of the potential impairment. Radian’s total investment in C-BASS consisted of approximately $468 million of equity as of June 30, 2007 and $50 million under an unsecured credit facility provided to C-BASS on July 19, 2007, which has been fully drawn.

On October 31, 2007, Radian determined that the impairment charge for its investment in C-BASS would be approximately $468 million ($304 million after-tax), representing Radian’s entire equity investment in C-BASS. In addition, Radian believes its $50 million demand note to C-BASS is fully recoverable; however, until C-BASS’s financial statements for the quarter ended September 30, 2007 have been finalized by C-BASS, Radian cannot be certain of the carrying value of the demand note, which could be between $0 and $50 million. Radian will not be required to make any current or future cash expenditures as a result of the impairment. The impairment charge will be reflected in Radian’s financial statements as of and for the quarter ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.

Date: November 2, 2007	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
Vice President, Securities Counsel